Exhibit 99.1

Investor Contacts:
Olga Guyette, Sr. Director-Investor Relations & Treasury (781) 356-9763 olga.guyette@haemonetics.com	David Trenk, Manager-Investor Relations (203) 733-4987 david.trenk@haemonetics.com

Media Contact:
Josh Gitelson, Director-Global Communications (781) 356-9776 josh.gitelson@haemonetics.com

Diane M. Bryant Joins Haemonetics' Board of Directors

BOSTON, Aug. 7, 2023 -- Haemonetics Corporation (NYSE: HAE), a global medical technology company focused on delivering innovative medical solutions to drive better patient outcomes, has announced the election of Diane M. Bryant to its Board of Directors.

Bryant recently served as Chairman and Chief Executive Officer of NovaSignal Corp., a medical technology and data company specializing in the assessment and management of brain health. She is the former Chief Operating Officer of Google Cloud and spent 32 years at Intel Corporation, where she held numerous leadership roles of increasing responsibility, including serving as Group President of the Data Center Group. Bryant was named one of Fortune’s 50 Most Powerful Women in Business in 2015 and 2016. She also serves on the board of directors of Broadcom Inc. and the Chancellor’s Board of Advisors at the University of California, Davis.

Bryant received a Bachelor of Science in electrical engineering from the University of California, Davis, and she attended the Stanford Graduate School of Business, completing the Executive Program.

“Diane brings to Haemonetics’ Board more than three decades of executive leadership, directing the growth of prominent global technology organizations,” said Ellen Zane, Chair of Haemonetics’ Board of Directors. “As Haemonetics continues to extend its industry leadership, we look forward to leveraging Diane’s extensive technology and healthcare experience and strategic counsel towards achieving the company’s goals for long-term, transformational growth.”

About Haemonetics
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative medical products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.